CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
    or
Betsy Brod/Jonathan Schaffer
Brod Group, LLC
212.750.5800

FOR IMMEDIATE RELEASE
---------------------

          THE TOPPS COMPANY, INC. COMPLETES ACQUISITION OF WIZKIDS, LLC

New York, NY, July 9, 2003 - The Topps Company, Inc. (Nasdaq: TOPP) today announced that it has completed its previously announced acquisition of Wizkids, LLC ("WizKids"), a privately held designer and marketer of collectible strategy games for approximately $29.5 million in cash.

WizKids was founded in 2000 and is headquartered in Bellevue, Washington. The Company's current games include Mage Knight, HeroClix, and MechWarrior all of which utilize decorated miniature figures with a patent-pending "combat dial" that encodes relevant game information in the base of each piece.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "The acquisition of WizKids represents an important step in our strategy for growing the Entertainment segment of the business as it provides efficient entry to the growing collectible games market. Additionally, joining forces with WizKids will enhance the licensing reach of both companies and help us further leverage Topps brand franchises."

The Topps Company, Inc. is an international marketer of confectionery and entertainment products. Founded in 1938, Topps created Bazooka bubble gum in 1947 and marketed its first baseball cards in 1951. For additional information, please visit the Company's website at www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

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